EXHIBIT T-1.6

August 1, 2023

Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

Pursuant to the provisions of Section 321 (b) of the Trust Indenture Act of 1939, and subject to the limitations therein contained, Equiniti Trust Company, LLC hereby consents that reports of examinations of said corporation by Federal, State, Territorial or District authorities may be furnished by such authorities to you upon request therefor.

Very truly yours,

EQUIINITI TRUST COMPANY, LLC

By:	/s/ Paul H. Kim
Name: Paul H. Kim
Title: Assistant General Counsel